EXHIBIT 11.1

GAMESQUARE ESPORTS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.Introduction

This Code of Business Conduct and Ethics (this “Code”) has been adopted by our Board of Directors (“Board”) to summarize the standards and principles of business conduct that must guide our actions. This Code applies to all directors, officers, and employees (“Company Personnel”) of GameSquare Esports Inc. and its subsidiaries (the “Company”). Some specific objectives of this Code are to promote:

•	honest and ethical conduct;

•	handling of actual or apparent conflicts with the interests of the Company, including the avoidance of such conflicts and disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	confidentiality of corporate information;

•	protection and proper use of corporate assets and opportunities;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of any violations of this Code to an appropriate person; and

•	accountability for adherence to the Code.

This Code provides guidance to you on your ethical and legal responsibilities. We expect all Company Personnel to comply with the Code, and the Company is committed to taking prompt and consistent action against violations of the Code. In addition to potential civil and criminal liability, violation of the standards outlined in the Code may be grounds for disciplinary action up to and including termination of employment or other business relationships.

While covering a wide range of business practices and procedures, the Code cannot and does not cover every issue that may arise or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that the Company expects of all Company Personnel. Any questions regarding the Code and its application or interpretation should be directed to a supervisor or the Company’s President, as applicable.

2.Basic Obligations

Under the Company’s ethical standards, Company Personnel share certain responsibilities. It is your responsibility to (a) become familiar with, and conduct Company business in compliance with, applicable laws, rules and regulations and this Code; (b) treat all Company Personnel, suppliers, customers and business partners in an honest and fair manner; (c) avoid situations where your personal interests are, or appear to be, in conflict with the Company interests; and (d) safeguard and properly use the Company’s proprietary and confidential information, assets and resources, as well as those of the Company’s suppliers, customers and business partners.

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Certain of the Company’s policies are complemented by specific responsibilities set forth in documents such as the Company’s Insider Trading Policy, Disclosure Policy, Diversity Policy, Majority Voting Policy and Whistleblowing Policy. Those polices should be separately consulted by Company Personnel. Please consult with Human Resources for copies of any policies that are not available or have not been provided to you.

3.Reporting Concerns

If you should learn of conduct that constitutes a potential or suspected violation of the standards outlined in the Code, you have an obligation to promptly report that conduct. You may do so orally or in writing and, if preferred, anonymously, through any of the following channels:

(a)	your manager;

(b)	your local Human Resources representative;

(c)	the Company’s President or Chief Executive Officer; or

(d)	the Corporate Governance and Nominating Committee of the Board.

All reports will be treated confidentially. Should you choose to report a matter anonymously, please be advised that the Company may not be able to adequately investigate and resolve the matters specified in your report if you fail to provide sufficient information.

If the issue or concern is related to the internal accounting controls of the Company or any accounting or auditing matter, you should report it using the procedures outlined in the Company’s Whistleblowing Policy.

4.Policy Against Retaliation

The Company prohibits Company Personnel from retaliating or taking adverse action against anyone for reporting, in good faith, conduct constituting a suspected or potential violation of the Code or for cooperating with or participating in any investigation or proceeding relating to such a concern conducted by the Company or any government authority. Such prohibited retaliation includes actual or threatening the ending of employment of a person, or demoting, disciplining, suspending or imposing a penalty related to the employment of a person. Any individual who has been found to have engaged in retaliation against Company Personnel for reporting, in good faith, a conduct concern, seeking advice with respect to such reporting, or indicating a good faith intent to make such a report, or for co-operating with or participating in the investigation of such a concern, may be subject to discipline, up to and including termination of employment or other business relationship. If any individual believes that they have been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to one of the people detailed in the “Reporting Concerns” section above.

5.Conflicts of Interest

Company Personnel should not engage in any activity, practice or act that conflicts, or may reasonably be expected to conflict or result in the appearance of a conflict, with the interests of the Company. A conflict of interest occurs when Company Personnel places or finds themself in a position where their private interests conflict with the interests of the Company or have an adverse effect on such person’s ability to exercise judgment in the Company’s best interests or the proper performance of their job. Examples of such conflicts could include, but are not limited to:

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•	accepting outside employment with, or accepting personal payments from, any organization which does business with, or wishes to do business with, the Company or is a competitor of the Company;

•	accepting or giving gifts of more than modest value to or from current or prospective suppliers or customers of the Company;

•	competing with the Company for the purchase or sale of property, services or other interests or diverting an opportunity from the Company or taking personal advantage of an opportunity in which the Company has an interest;

•	personally having, or having an immediate family member who has, a financial interest in a firm which does or seeks to do business with the Company; or

•	having an interest in a transaction involving the Company or a customer, business partner or supplier (not including non-material investments in publicly traded companies).

Company Personnel must not place themselves in, or remain in, a position in which their private interests conflict, or can reasonably be expected to conflict or result in the appearance of conflict, with the interests of the Company.

If the Company determines that Company Personnel’s outside employment or activity interferes with performance or the ability to meet the requirements of their role with the Company, as they are modified from time to time, Company Personnel may be asked to terminate the outside employment or activity. To protect the interests of both Company Personnel and the Company, any such outside work or other activity that involves potential or apparent conflict of interest may be undertaken only after disclosure to the Company and, in the case of an officer or employee, review and approval by management. Similarly, to the extent that Company Personnel is interested in accepting an appointment as a director, officer or other representative of another company or entity whose business is competitive with or likely to be competitive with that of the Company’s, or is otherwise considering a material investment in any such company, such appointment or investment, as the case may be, may proceed only after disclosure to the Company by Company Personnel and, in the case of an officer or employee, review and approval by management.

6.Competition and Fair Dealing

We seek to outperform our competition fairly and honestly and Company Personnel are prohibited from making false or deceptive statements about our competitors. We seek competitive advantages through superior performance, not through unethical or illegal business practices. We will not collude in any way with any competitor to unlawfully fix prices, discounts or terms of sale or divide markets, market shares, customers or territories. Information about other companies and organizations, including competitors, must be gathered using appropriate methods. Illegal acts such as trespassing, burglary, misrepresentation, wiretapping, bribery, payment of kickbacks or facilitation payments and stealing are prohibited. Possessing trade secrets that were obtained without the owner's consent, or inducing such disclosures by customers or past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, our customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

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7.Workplace Harassment and Discrimination

The Company is committed to maintaining a collegial and respectful workplace and its policies prohibit workplace harassment and discrimination. The Company will comply with applicable human rights legislation in those jurisdictions where it does business.

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You will not discriminate against or harass Company Personnel, or any other person with whom you come in contact in the course of your role with the Company, on the basis of gender, race, ethnic background, religion, disability, age, marital and family status, sexual orientation and gender identity or any other personal characteristic protected by law.

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You will not engage in abusive or harassing conduct toward Company Personnel, or any other person with whom you come in contact in the course of your role with the Company, such as unwelcome sexual advances or other non-business, personal comments or conduct that makes others uncomfortable in their role with the Company.

All acts or threats of workplace violence are prohibited. We encourage and expect you to report workplace harassment, discrimination or other inappropriate conduct as soon as it occurs

8.Privacy

The Company, and companies and individuals authorized by the Company, collect and maintain personal information that relates to your employment, including compensation, medical and benefit information. The Company follows procedures to protect information wherever it is stored or processed, and access to your personal information is restricted. Your personal information will only be released to outside parties in accordance with the Company’s policies and applicable legal requirements. Company Personnel who have access to personal information must ensure that personal information is not disclosed in violation of the Company’s policies or practices.

9.Insider Trading

The Company encourages all Company Personnel to become shareholders on a long-term investment basis. You should refer to the Company’s Insider Trading Policy.

10.Information Technology Systems and Security

You are expected to use the information technology systems of the Company available to you for appropriate business purposes and in a manner consistent with this Code, other policies and applicable laws and regulations. Use of these systems imposes certain responsibilities and obligations on all Company Personnel. Usage must be ethical and honest with a view to preservation of and due respect for Company’s intellectual property, security systems, personal privacy, and freedom of others from intimidation, harassment, or unwanted attention. To the extent permitted or required by law, the Company may for business and/or legal and compliance purposes store, review, monitor, audit, intercept, access, copy, record and, where appropriate, disclose to regulators and other outside parties the information contained in, or your usage of, its information technology systems. In addition, it is your responsibility to be familiar with Company policies relating to information security and to take necessary and appropriate steps to prevent unauthorized access, including, for example, selecting appropriate passwords, safeguarding your passwords and other means of entry (and not sharing them with other persons) and password protecting data on electronic devices. You should also refer to the Company’s Social Media Policy.

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11.Confidentiality and Disclosure Concerning Company Affairs

The business affairs of the Company are confidential and should not be discussed with anyone outside the organization except for information that has, already been made available to the public. The Company is committed to providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities laws. You should refer to the Company’s Disclosure Policy.

12.Accuracy of Company Records

As a public company, we are required to record and publicly report all internal and external financial records in compliance with International Financial Reporting Standards (IFRS). Therefore, you are responsible for ensuring the accuracy of all books and records within your control and complying with all Company policies and internal controls. All Company information must be reported accurately, whether in internal personnel, safety, or other records or in information we release to the public or file with government agencies.

13.Financial Reporting and Disclosure Controls

As a public company, we are required to file periodic and other reports with the Canadian securities regulatory authorities and to make certain public communications. We are required by the Canadian securities regulatory authorities to maintain effective “disclosure controls and procedures” so that financial and non-financial information is reported timely and accurately both to our senior management and in the filings we make. You are expected, within the scope of your duties, to support the establishing and maintaining of the effectiveness of our disclosure controls and procedures.

14.Compliance with All Laws, Rules and Regulations

The Company is committed to compliance with all laws, rules, and regulations, including laws and regulations applicable to the Company’s securities and trading in such securities, as well as any rules promulgated by any exchange on which the Company’s shares are listed.

15.Customers and Business Partners

We strive to achieve satisfied customers who will be repeat users of our services and to building mutually advantageous alliances with our business partners.

Our policy is to build lasting relationships with our customers and business partners through superior delivery and execution of our services. In marketing, advertising and delivering our services, we will comply with applicable advertising laws and standards, including a commitment that our advertising and marketing will be truthful, non-deceptive and fair and will be backed up with evidence before advertising claims are made.

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16.Health and Safety

The Company is committed to making the work environment safe, secure and healthy for its employees and others. The Company complies with all applicable laws and regulations relating to safety and health in the workplace. We expect Company Personnel to promote a positive working environment for all. You are expected to consult and comply with all Company rules regarding workplace conduct and safety. You should immediately report any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business and any activity that compromises Company security to your supervisor. You must not work under the influence of any substances that would impair the safety of others. All threats or acts of physical violence or intimidation are prohibited.

17.Waivers and Amendments

Only the Board may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board, Attention: Chair of the Corporate Governance and Nominating Committee, for its consideration. The Company will promptly disclose to investors all substantive amendments to the Code, as well as all waivers of the Code granted to directors or officers in accordance with applicable laws and regulations.

18.No Rights Created

This Code is intended as a component of the flexible governance framework within which the Board, assisted by its committees, supervises the management of the business and affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles and By-Laws, it is not intended to establish any legally binding obligations.

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